Exhibit (l)(25)

Form of PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Robeco Investment Management, Inc. (“Robeco”), intending to be legally bound, hereby agree with each other as follows:

1. The Company hereby offers Robeco and Robeco hereby purchases $              worth of shares of Class AAAAA Common Stock (par value $.001 per share) and $              worth of shares of Class BBBBB Common Stock (par value $.001 per share) (such shares hereinafter sometimes collectively known as “Shares”) at price per Share equivalent to the net asset value per share of the Shares as determined on.

2. The Company hereby acknowledges receipt from Robeco of funds in the amount of $              in full payment for the Shares.

3. Robeco represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4. This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the      day of              , 2010.

THE RBB FUND, INC.

By:
Name: Salvatore Faia
Title: President

ROBECO INVESTMENT MANAGEMENT, INC.

By:
Name:
Title: